Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

September 22, 2023

Board of Managers

Mansion Collection I LLC

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A tier 2 on Form 1-A (or 1-K) of our reports dated June 12, 2023, with respect to the balance sheet of Mansion Collection I LLC. as of December 31, 2022 and the related statements of operations, members’ equity/deficit and cash flows for the inception period of December 15, 2022 through December 31, 2022 and the related notes to the financial statements.

/s/ IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

September 22, 2023